Exhibit 99.1

NEWS RELEASE

Contact:	Stacy Feit
Investor Relations
Tel: 213-486-6549
Email: investor_relations@mflex.com

MFLEX ANNOUNCES PRELIMINARY FISCAL 2012 FOURTH QUARTER

FINANCIAL RESULTS AND PROVIDES FISCAL 2013 FIRST QUARTER OUTLOOK

Fiscal 2012 Fourth Quarter and Full-Year Financial Results Conference Call to be Held on November 8, 2012

Irvine, CA, October 26, 2012 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today reported preliminary financial results for its fiscal fourth quarter ended September 30, 2012.

The Company expects net sales in the fourth quarter of fiscal 2012 to be within the Company’s guidance range at approximately $200 million, up 4 percent from net sales of $191.5 million in the same quarter last year. Gross margin during the fourth quarter of fiscal 2012 is expected to be approximately 5.7 percent, below the Company’s guidance range, compared to 10.0 percent for the same period in the prior year. The Company expects net income to be about breakeven for the fourth quarter of fiscal 2012 compared to $2.4 million, or $0.10 per diluted share, for the same period in the prior year. Fiscal fourth quarter 2011 results included $3.2 million in pre-tax impairment and restructuring costs. The Company will announce final fiscal 2012 fourth quarter and full-year results on November 8, 2012.

For the first quarter of fiscal 2013, the Company expects net sales to range between $260 and $280 million and gross margin to range between 10.0 to 12.0 percent based on the projected sales volume and anticipated product mix.

Reza Meshgin, Chief Executive Officer of MFLEX commented, “Our anticipated fourth quarter revenue results are in line with our expectations reflecting continued solid demand for our flex assemblies for multiple new programs. However, we experienced much lower yields than anticipated due to the complexity of one new program. We also faced tight ramp schedules across the new programs and saw reduced labor efficiency as we continued to expand our headcount to support anticipated future production levels. These factors negatively impacted our gross margin

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during the quarter. Since quarter-end, yields on this program have recovered, the balance of our new program ramps are proceeding as planned and our labor utilization has improved. We now expect a significant gross margin rebound in the first quarter of fiscal 2013. In addition, we completed our capacity expansion project in September which positions us to drive record revenues during the first quarter of fiscal 2013, and support the strong demand forecasts we are seeing from our existing and newer customers for the balance of fiscal 2013.”

Conference Call

MFLEX will host a conference call at 5:30 p.m. Eastern time (2:30 p.m. Pacific time) on November 8, 2012 to review its final fiscal 2012 fourth quarter and full-year financial results. The Company’s financial results are expected to be released at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) the same day and will be posted on the Company’s website at www.mflex.com. The dial-in number for the call in North America is 1-888-549-7750 and 1-480-629-9723 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The webcast will be archived on the Company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) on November 8, 2012. The audio replay dial-in number for North America is 1-800-406-7325 and 1-303-590-3030 for international callers. The replay passcode is 4571201.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include smartphones, tablets, computer/data storage, portable bar code scanners and other consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

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Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding: revenues; net sales; sales; net income; profitability; revenue growth; gross margins; the timing and ramping of new programs; labor costs; new customer opportunities; customer and product mix; demand for the Company’s products; capacity, utilization and capacity expansion; yields; and labor utilization. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “forecast,” “guidance,” “preliminary,” “scheduled,” “assume,” “can,” “will,” “plan,” “should,” “expect,” “estimate,” “aim,” “intend,” “look,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the effect of the economy on the demand for electronic devices; the Company’s success with new and current customers, those customers’ success in the marketplace and usage of flex in their products; product mix; the Company’s ability to develop and deliver new technologies; the Company’s ability to diversify and expand its customer base and markets; the Company’s effectiveness in managing manufacturing processes, costs, yields and the ramping of new programs; currency fluctuations; pricing pressure; the Company’s ability to manage quality assurance and workforce issues; the degree to which the Company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans; electricity, material and component shortages; the impact of natural disasters, competition and technological advances; the outcome of tax audits; labor issues in the jurisdictions in which the Company operates; and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

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